Exhibit 99

JOHNSON CONTROLS ANNOUNCES RESTRUCTURING CHARGE; AFFIRMS EXPECTATION OF PROFITABLE SECOND HALF
OF FISCAL 2009

MILWAUKEE, WISCONSIN, March 27, 2009. . . To further align its cost structure with global automotive market conditions, Johnson Controls, Inc. today announced plans to initiate restructuring activities which will result in an estimated pre-tax charge of $200 — $215 million in its 2009 second quarter.

The company also affirmed that it expected a return to profitability in its fiscal 2009 third and fourth quarters, with its Automotive Experience business expected to achieve a break-even run-rate by the end of the fiscal year.

Restructuring details:
-Approximately 80% cash; 20% non-cash.
-Includes workforce reductions and closure of 10 manufacturing plants.
-80% of charges associated with the Automotive Experience business.
-Initiatives expected to be completed in 2010.
-Expected payback of 1.5 years.

The Automotive Experience restructuring actions target excess manufacturing capacity resulting from lower industry production in the European, North American and Japanese automotive markets.

Johnson Controls said it now expects vehicle production in its 2009 fiscal year to be 8.8 million units in North America and 14.3 million units in Europe. These production levels are lower than the company’s forecast in December 2008. On an annualized basis, North American production in the March quarter was at a 27-year low.

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Initiatives in the company’s Power Solutions business are focused on optimizing manufacturing capacity. The actions reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels.

Johnson Controls said that the second quarter impact of the restructuring would be partially offset by an approximately $75 million non-recurring tax benefit. The company had announced previously that it expected tax benefits in the second through fourth quarters of fiscal 2009 to total $150 to $200 million.

In the fourth quarter of fiscal 2008, Johnson Controls announced a $495 million restructuring program with cost reduction initiatives across all three of its businesses. The company said these restructuring actions are approximately two-thirds complete. The timeline for the actions is ahead of schedule, aided in part by the lower automotive production levels, which enabled the closure of plants sooner than originally planned. The benefits from the 2008 restructuring program will begin to meaningfully impact the company’s financial performance in the fiscal 2009 third quarter. The company continues to expect these initiatives to be substantially completed by the end of fiscal 2009 and forecasts that they will result in a $0.20 to $0.25 earnings per share benefit in 2010.

“While we don’t expect near-term recoveries in our markets, we believe we can manage through this environment from a position of strength and enhance our ability to gain further market share while improving our margins,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer.

“Today’s announcement demonstrates our continued ability to improve our cost structure. Earlier this month, we completed a debt offering that significantly improves our liquidity and gives us the flexibility to take advantage of opportunities that may arise as a result of the economic environment. Both of these actions provide further competitive advantage,” Mr. Roell said. “We remain confident in our long-term growth prospects.”

Johnson Controls said it does not expect any further restructuring activities in the foreseeable future.

The company’s second quarter ends on March 31, 2009. Johnson Controls will report earnings on April 21, 2009.

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Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our employees create a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.

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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8-k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward- looking statement made by, or on behalf of, the Company.